Exhibit 11
                   HMN Financial, Inc.
            Computation of Earnings Per Share


                                           Three months ended March 31,
                                           ----------------------------
                                               2000           1999
                                            -------------------------
Weighted average number of common shares
  outstanding used in basic earnings per
  common share calculation                  3,998,038      4,509,368

Net dilutive effect of:
 Options                                      114,964        186,223
 Restricted stock awards                        1,953         26,551
                                            ---------      ---------

Weighted average number of shares
  outstanding adjusted for effect of
  dilutive securities                       4,114,955      4,722,142
                                            =========      =========

Income available to common shareholders    $1,529,714      1,602,000

Basic earnings per common share            $     0.38           0.36

Diluted earnings per common share          $     0.37           0.34
